Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) of Sysco Corporation and its consolidated subsidiaries and Sysco Holdings Corporation and related Prospectus of Sysco Corporation and its consolidated subsidiaries for the registration of common stock, preferred stock, debt securities and guarantees of debt securities and Sysco Holdings Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated August 20, 2026, with respect to the consolidated financial statements of Sysco Corporation and its consolidated subsidiaries, and the effectiveness of internal control over financial reporting of Sysco Corporation and its consolidated subsidiaries, included in its Annual Report (Form 10-K) for the year ended June 27, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

September 14, 2026